EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Manager, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FIRST QUARTER

FISCAL 2004 OPERATING RESULTS

Strong Order Bookings Result in Record Backlog of Over $57 million

BEDFORD, Mass., (February 3, 2004)—Hologic, Inc. (NASDAQ: HOLX), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital imaging systems, today announced its results for the quarter ended December 27, 2003.

First quarter fiscal 2004 revenues totaled $49,882,000, a 2% increase when compared to revenues of $49,002,000 in the first quarter of fiscal 2003. For the first quarter of fiscal 2004, Hologic reported net income of $1,040,000, or $.05 per diluted share, compared with a net loss of $1,081,000, or $.06 per diluted share, in the first quarter of fiscal 2003. The improvement in earnings reflects in large part the continued shift in product sales to the higher margin digital mammography systems (Selenia) combined with decreasing expenses associated with our planned reductions in our general radiography systems business. As expected, the Company fully absorbed in the current quarter the entire expenses of approximately $1.6 million associated with its exhibit at the Radiological Society of North America (“RSNA”) medical imaging trade show held in December 2003 which was up slightly from the $1.5 million spent in the first quarter of 2003.

During the quarter, Hologic installed and recognized as revenue, 27 Selenia full field digital mammography systems. At December 27, 2003, the Company’s backlog for orders of Selenia had increased to 74 systems. For the first quarter, total backlog for all products increased to over $57 million, the highest quarterly backlog in the Company’s history and a 41% increase over the backlog at September 27, 2003.

Commenting on the quarter, Jack W. Cumming, Chairman and CEO said, “During the first quarter, our product bookings continued to increase, led by a pick-up in our digital full field mammography systems and our digital detectors. We have taken the last two years as a time to position the company for the future. With a dedicated sales force strategically located throughout the U.S. coupled with a knowledgeable service and support network, Hologic is able to meet its customers’ objectives not only by developing innovative technology but also by being flexible and responsive to their requests. This quarter, we made further progress in expanding our suite of product offerings addressing women’s health issues, by adding a leading-edge software package for computer-aided detection for MRI imaging of the breast, a dedicated ultrasound for breast imaging and a new system for performing breast biopsy procedures. We believe these new products will allow Hologic to leverage its market presence, present new revenue opportunities and underscore our overall initiative in women’s health. Our primary objective is to be the recognized leader in all of the market segments we serve. We are pleased with the improvement in our company’s comparative performance, but we realize there is much work ahead of us in our continuing effort to improve operating efficiencies.”

Beginning this quarter, the Company changed its segment reporting to reflect four market segments: Mammography; Osteoporosis Assessment; Digital Detectors; and All Other. The All Other segment includes our mini C-arm, conventional general radiography service and digital general radiography systems businesses. The change in our segments reflects our decision to focus on the sale of our DirectRay detectors to OEM’s incorporating those detectors in general radiography systems while phasing-out the sale of our own general digital X-ray systems in competition with those OEM’s and the shift of our digital X-ray system resources, principally marketing, selling and research and development to our core women’s health products—mammography and osteoporosis assessment systems. Prior period segment information has been restated to reflect this change in our segment reporting.

First quarter financial overview by segment:

•	Mammography revenues increased 3% to $22,487,000 for the first quarter of fiscal 2004 from $21,798,000 for the same period in fiscal 2003. Operating income for this business segment in the first quarter of fiscal 2004 decreased to $397,000 from $769,000 in the first quarter of fiscal 2003. This decrease in operating income was primarily due to higher sales and marketing expenses including increased distributor commissions, higher sales expenses from the continued expansion of our direct sales initiative and increased marketing expenses in connection with increased costs incurred in connection with our participation at RSNA. In addition, in the current quarter the allocation of selling, marketing, and general and administrative personnel assigned to mammography increased due to the reduced effort associated with the digital general radiography systems business which is currently being phased out. These increases in expenses were partially offset from higher gross profits on the shift in product sales to Selenia.

•	Osteoporosis assessment revenues totaled $16,555,000 for the first quarter of fiscal 2004, compared to revenue of $16,639,000 for the same period in fiscal 2003. Operating income for this business segment in the first quarter of fiscal 2004 decreased to $1,592,000 from $1,737,000 in the first quarter of fiscal 2003. The decrease in operating income in the current quarter was primarily due to slightly higher marketing expenses associated with our participation at RSNA and the allocation of additional selling, marketing, and general and administrative personnel previously assigned to the digital general radiography systems business which is currently being phased out.

•	Digital detector revenues increased 47% to $1,718,000 for the first quarter of fiscal 2004 from $1,169,000 for the same period in fiscal 2003. Operating loss for this business segment in the first quarter of fiscal 2004 decreased to $1,582,000 from $2,018,000 in the first quarter of fiscal 2003. The decrease in operating loss in the current quarter was primarily due to reduced research and development expenses.

•	All other revenues decreased 3% to $9,122,000 for the first quarter of fiscal 2004 from $9,396,000 for the same period in fiscal 2003. Operating income for this business segment in the first quarter of fiscal 2004 increased to $655,000 from a loss of $1,511,000 in the first quarter of fiscal 2003. This increase in operating income was primarily due to a reduction in the operating expenses allocated to the digital general radiography systems business which is currently being phased out.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss first quarter fiscal 2004 operating results. Interested participants may listen to the call by dialing 800-310-1961 or

719-457-2692 for international callers and referencing code 119216 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through February 10, 2004 at 888-203-1112 or 719-457-0820 for international callers, access code 119216. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the ability of the Company to leverage its market presence through the introduction of new products; the Company’s objective of continuing to improve operating efficiencies and performance; and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of our net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	December 27, 2003	September 27, 2003
CURRENT ASSETS:
Cash and cash equivalents	$45,015	$45,177
Accounts receivable, less reserves of $3,224 and $3,477, respectively	47,415	43,831
Inventories	43,819	43,426
Prepaid expenses and other current assets	9,658	9,554

Total current assets	145,907	141,988

Property and equipment, net	32,091	32,106
Intangible assets, net	7,597	8,040
Goodwill, net	6,284	5,810
Other assets, net	569	659

	$192,448	$188,603

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 27, 2003	September 27, 2003
CURRENT LIABILITIES:
Current portion of note payable	$1,027	$480
Accounts payable	11,307	10,819
Accrued expenses	16,521	17,387
Deferred revenue	11,435	9,440

Total current liabilities	40,290	38,126

Notes payable, net of current portion	827	1,550

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value-
Authorized—30,000 shares
Issued—20,110 and 19,966 shares, respectively	201	200
Capital in excess of par value	145,532	144,455
Retained earnings	7,072	6,032
Cumulative translation adjustment	(1,010)	(1,296)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	151,331	148,927

	$192,448	$188,603

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 27, 2003	December 28, 2002
REVENUES	$49,882	$49,002
COSTS AND EXPENSES:
Cost of revenues	30,460	31,207
Research and development	4,036	4,761
Selling and marketing	9,031	8,880
General and administrative	5,294	5,177

	48,821	50,025

Income (loss) from operations	1,061	(1,023)
Interest income	108	176
Interest/other expense	(91)	(25)

Income (loss) before provision for income taxes and cumulative effect of accounting change	1,078	(872)
PROVISION FOR INCOME TAXES	38	2

Income (loss) before cumulative effect of accounting change	1,040	(874)
Cumulative effect of accounting change	—	(207)

Net income (loss)	$1,040	$(1,081)

Basic income (loss) per common and common equivalent share:
Income (loss) before cumulative effect of accounting change	$.05	$(.05)
Cumulative effect of accounting change	—	(.01)

Net income (loss)	$.05	$(.06)

Diluted income (loss) per common and common equivalent share:
Income (loss) before cumulative effect of accounting change	$.05	$(.05)
Cumulative effect of accounting change	—	(.01)

Net income (loss)	$.05	$(.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	19,979	19,475

Diluted	20,897	19,475

Note: During the fourth quarter of fiscal 2003, the Company adopted EITF 00-21: Revenue Arrangements with Multiple Deliverables, as a cumulative effect adjustment for a change in accounting principle. All installation and training activities have been classified as service and other revenue and the fair value of these undelivered items at the end of any period are deferred. All prior periods presented have been reclassified to conform with the current-period presentation.